Exhibit (a)(1)(K)

Form of Email Update to Employees Regarding Offer to Exchange

Subject: Important Update — Option Exchange Program

Date: May 11, 2009

The purpose of this communication is to inform you that iRobot has decided to extend the deadline for tendering stock options or withdrawing tendered stock options in its Option Exchange Program from 5:00 p.m., Eastern Time, on May 29, 2009 to 11:59 p.m., Eastern Time, on May 29, 2009. The amended Offer To Exchange Certain Outstanding Stock Options For New Stock Options document incorporating this change is available on the offer website, which can be accessed at https://iRobot.equitybenefits.com. Additionally, an amendment to the Tender Offer Statement on Schedule TO incorporating this change has been filed with the Securities and Exchange Commission (“SEC”) today along with all related amended exhibits. You may obtain these written materials free of charge from either the SEC’s website, www.sec.gov, or by written request to iRobot Corporation at 8 Crosby Drive, Bedford, MA 01730.

If you have any questions regarding this communication or the Option Exchange Program, please contact Donna Rossi at optionexchange@irobot.com.